Hamilton Announces Executive Appointments PEMBROKE, BERMUDA, June 17, 2025 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) today announced the appointments of Adrian Daws to Chief Executive Officer, Hamilton Re, based in Bermuda, and Alex Baker to Chief Executive Officer, Hamilton Global Specialty, based in London, succeeding Daws. Both appointments are subject to requisite regulatory approvals, and in the case of Daws, also subject to immigration approval. Additionally, Tim Duffin has been appointed to the newly created role of Group Chief Underwriting Officer, based in Bermuda effective January 1, 2026, subject to requisite regulatory approval. Daws, Baker and Duffin will all be part of the Executive Management team reporting to Pina Albo, Group Chief Executive Officer. Megan Graves, who has served as Chief Executive Officer of Hamilton Re since 2020, has decided to retire from the Company, effective December 31, 2025. “I am extremely pleased to congratulate Adrian, Alex and Tim on their well- deserved appointments,” David A. Brown, Board Chair said. “We are fortunate to have such strong and talented individuals on the Hamilton team; employees who are aligned with our strategy and values and who are able to seamlessly step into key roles and continue our forward momentum and success.” Albo added: “Our ability to appoint Adrian, Alex and Tim from within Hamilton is a testament to the bench strength we’ve cultivated across our organization over the years. These leaders are seasoned professionals, who have demonstrated exceptional commitment, vision and performance and will be instrumental in continuing to execute our strategy of building a global specialty insurance and reinsurance company. I am thrilled with the appointments of Adrian, Alex and Tim and look forward to working with them as we continue building our profitable track record. “Megan’s decision to retire follows an impressive five years with the Company, which has included strategically growing Hamilton Re into a highly profitable and diversified insurance and reinsurance platform, establishing a strong key client relationship strategy and leveraging our A.M. Best “A” rating. During her tenure, Megan also built a formidable team of talented professionals who will continue to serve Hamilton and its clients. We thank Megan for her many contributions to Hamilton and wish her a healthy and happy retirement.”

Daws was appointed Chief Executive Officer, Hamilton Global Specialty in 2020 and has over 25 years of industry experience, with extensive knowledge across insurance and reinsurance. He joined Hamilton in 2015 as Head of Specialty and Deputy Active Underwriter before transitioning to Active Underwriter of Hamilton’s Lloyd’s syndicate in 2018. Baker was appointed Group Chief Risk Officer in 2022 and has over 25 years of experience in the insurance industry. He joined Hamilton in 2016, serving as Chief Risk Officer and Chief Actuary at Hamilton Global Specialty before being promoted to his groupwide role. Duffin was appointed Chief Underwriting Officer of Hamilton Re in 2017. He has over 25 years of insurance industry experience in the Bermuda and London markets. He joined Hamilton as Senior Vice President Property in 2012. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contacts Jon Levenson and Darian Niforatos investor.relations@hamiltongroup.com